UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 15, 2008
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

131 South Clark Drive, Tempe, Arizona		85281
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(480) 967-5146

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On December 15, 2008, Amtech Systems, Inc. (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), entered into an Amended and Restated Rights Agreement (the “Restated Rights Agreement”) which amends and restates the terms governing the previously authorized shareholder rights (each a “Right”) to purchase fractional shares of the Company’s Series A Participating Preferred Stock (“Series A Preferred”) currently attached to each of the Company’s outstanding Common Shares, par value $0.01 per share (“Common Shares”), of the Company. As amended, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred at an exercise price of $51.60 (the “Exercise Price”), subject to adjustment. The Final Expiration Date (as defined in the Restated Rights Agreement) is now December 14, 2018.

     Other than extending the Final Expiration Date (as defined in the Restated Rights Agreement) of the Rights to December 14, 2018 and adjusting the Exercise Price, there were no material changes to the principal terms of the Rights. The Restated Rights Agreement also contains certain other changes in order to address current law and practice with respect to shareholder rights plans. A copy of the Restated Rights Agreement is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders

     The information set forth in Item 1.01 of this Current Report on Form 8-K, with respect to the Restated Rights Agreement, is incorporated into this Item 3.03 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Rights Agreement, dated as of December 15, 2008, by and between Amtech Systems, Inc. and Computershare Trust Company, N.A., including the form of Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

99.1	Press Release of Amtech Systems, Inc. dated December 15, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: December 15, 2008	By:	/s/ Robert T. Hass
Name: Robert T. Hass
Title: Chief Accounting Officer